CERTIFICATE OF TRUST

OF

GLADSTONE ALTERNATIVE INCOME FUND

May 29, 2024

This Certificate of Trust of Gladstone Alternative Income Fund (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the “Act”).

1. Name. The name of the trust formed hereby is Gladstone Alternative Income Fund.

2. Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, DE 19808, New Castle County. The name of the Trust’s registered agent at such address is Corporation Service Company.

3. Investment Company. The Trust will be a registered investment company under the Investment Company Act of 1940, as amended.

4. Effective Date. This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

/s/ David Gladstone
Name:	David Gladstone
Title:	Trustee